Exhibit (d)(6)

AMENDMENT TO VOTING AND CONTRIBUTION AGREEMENTS

THIS FIRST AMENDMENT TO EACH OF THE VOTING AND CONTRIBUTION AGREEMENTS (this “Amendment”) is made and entered into as of the 3rd day of July, 2013, by and among MEMSIC, Inc., a Delaware corporation (the “Company”), Mr. Alexander Dribinsky, an individual employed by the Company (“Dribinsky”), MZ Investment Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), IDG-Accel China Capital II L.P., a limited partnership organized under the laws of the Cayman Islands (“Purchaser”), and various affiliates of Purchaser, as listed on the signature pages hereto (collectively, “IDG”).

WHEREAS, the Company, Dribinsky, Parent and IDG, among others, entered into a Voting Agreement as of April 22, 2013 (the “Voting Agreement”), in connection with the Company, Parent and MZ Investment Holdings Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation;

WHEREAS, Dribinsky, Parent, Purchaser, IDG and Mr. Xianfeng Ding (“Ding”), among others, entered into a Contribution Agreement as of April 22, 2013 (the “Contribution Agreement”), in connection with the Company, Parent and Merger Sub entering into the Merger Agreement;

WHEREAS, Dribinsky beneficially owns 1,400 shares of the Company’s issued and outstanding common stock, par value $0.00001 per share (the “Company Shares”) that have not been reflected in Schedule A of the Voting Agreement and Schedule A of the Contribution Agreement, and the parties hereto desire that these Company Shares become bound by the terms and conditions of the Voting Agreement and the Contribution Agreement;

WHEREAS, Ding resigned from the Company on May 24, 2013 having exercised all of his outstanding options to purchase Company Shares, and has subsequently disposed of some or all of his Company Shares;

WHEREAS, the parties hereto, as applicable, desire that the Voting Agreement be amended pursuant to Section 10(c) thereto, and that the Contribution Agreement be amended pursuant to Section 15 thereto, in order to properly reflect Dribinsky’s beneficial ownership of the Company Shares; and

WHEREAS, Parent, Purchaser and IDG desire to release Ding from his obligations under the Contribution Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Recitals. The parties hereto acknowledge and agree with the recitals set forth above.

2.             Amendment to the Voting Agreement. Dribinsky’s information under Schedule A of the Voting Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

Stockholder Name	Address Facsimile	Existing Shares
Alexander Dribinsky	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	5,893

3.             Amendment to the Contribution Agreement. Dribinsky’s information under Schedule A of the Contribution Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

Stockholder Name	Address Facsimile	Shares	Parent Shares
Alexander Dribinsky	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	5,893	15,952

4.             Release. Parent, Purchaser and IDG hereby agree to release and forever discharge Ding from any and all claims, damages or causes of action, both in law and in equity, which Parent, Purchaser and IDG or their respective representatives or assigns now have or may have, whether known or unknown, suspected or unsuspected, and whether or not asserted, arising from any breach of the Contribution Agreement committed by Ding, or Ding’s disposition of his Company Shares. Parent, Purchaser and IDG further acknowledge and agree that, from the date hereof, Ding shall be released from his obligations under the Contribution Agreement and shall no longer be party to the Contribution Agreement.

5.             Ratification; Effectiveness. Except as expressly amended hereby, all the provisions of the Voting Agreement and the Contribution Agreement are hereby ratified and affirmed and shall continue in full force and effect in accordance with their terms. This Amendment shall take effect as of the date hereof.

6.             Counterparts. This Amendment may be executed and delivered (including by facsimile transmission or the delivery by e-mail of a manual signature in PDF or other electronic format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.             Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware (other than with respect to matters governed by Cayman Islands law with respect to which Cayman Islands law shall apply), without regard to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

MEMSIC, INC.	MZ INVESTMENT HOLDINGS LIMITED

/s/ Patricia Niu	/s/ Quan Zhou
Name: Patricia Niu	Name: Quan Zhou
Title: Chief Financial Officer	Title: Director

/s/ Alexander Dribinsky
Alexander Dribinsky

[SIGNATURE PAGE TO FIRST AMENDMENT TO VOTING AND CONTRIBUTION AGREEMENTS]

PURCHASER AND IDG

IDG-ACCEL CHINA CAPITAL II L.P.	IDG-ACCEL CHINA GROWTH FUND II L.P.
By: IDG-Accel China Capital II Associates L.P.,	By: IDG-Accel China Growth Fund II Associates L. P.,
its General Partner	its General Partner
By: IDG-Accel China Capital GP II Associates Ltd.,	By: IDG-Accel China Growth Fund GP II Associates Ltd.,
its General Partner	its General Partner

/s/ Quan Zhou	/s/ Quan Zhou
Name: Quan Zhou	Name: Quan Zhou
Title: Authorized Signatory	Title: Authorized Signatory

IDG-ACCEL CHINA INVESTORS II L.P.	IDG TECHNOLOGY VENTURE INVESTMENTS, L.P.
By: IDG-Accel China Growth Fund GP II Associates Ltd.,	By: IDG Technology Venture Investments, LLC,
its General Partner	its General Partner

/s/ Quan Zhou	/s/ Quan Zhou
Name: Quan Zhou	Name: Quan Zhou
Title: Authorized Signatory	Title: Authorized Signatory

IDG TECHNOLOGY VENTURE INVESTMENT III, L.P.	IDG TECHNOLOGY VENTURE INVESTMENTS, LLC
By: IDG Technology Venture Investment III, LLC,
its General Partner

/s/ Quan Zhou	/s/ Quan Zhou
Name: Quan Zhou	Name: Quan Zhou
Title: Authorized Signatory	Title: Authorized Signatory

[SIGNATURE PAGE TO FIRST AMENDMENT TO VOTING AND CONTRIBUTION AGREEMENTS]